CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of BioVie Inc. on Form S-3 (No. 333-252386), of our report dated August 16, 2023, on our audits of the financial statements as of June 30, 2023 and 2022, and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about August 16, 2023. Our report for each of the years then ended, includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

August 16, 2023